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EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of USA Interactive and to the incorporation by reference therein of our report dated January 29, 2002, except for Note 21 as to which the date is July 23, 2002, with respect to the consolidated financial statements of USA Interactive included in its Annual Report, as amended by amendments No. 1 and 2 (Form 10-K/A), for the year ended December 31, 2001 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

New York, New York
February 12, 2003

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CONSENT OF ERNST & YOUNG LLP